UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 4, 2010

PHH CORPORATION
(Exact name of registrant as specified in its charter)

MARYLAND	1-7797	52-0551284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3000 Leadenhall Road
Mt. Laurel, New Jersey 08054
(Address of principal executive offices, including zip code)
(856) 917-1744
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Danahy Severance Agreement
On August 4, 2010, PHH Corporation (“PHH”, the “Company”, “we”, “our” or “us”) entered into a Separation Agreement (the “Agreement”) with Mark R. Danahy, the former Executive Vice President, Mortgage of the Company and the former President and Chief Executive Officer of PHH Mortgage Corporation (“PHH Mortgage”), a wholly-owned subsidiary of the Company. As previously disclosed, Mr. Danahy left the Company and PHH Mortgage on May 14, 2010 (the “Termination Date”) to pursue other opportunities.
The Agreement provides that during the period following the termination of his employment with the Company through June 30, 2011 (the “Severance Period”), Mr. Danahy will be eligible to receive severance payments totaling $424,039 in bi-weekly installments. Payments that would have been made after the Termination Date and prior to the effective date of the Agreement will be paid with the first bi-weekly installment after the Agreement becomes effective. Mr. Danahy will also receive a lump sum payment of $187,500 on July 1, 2011, provided that Mr. Danahy has complied with the terms of the Agreement through such date. During the Severance Period, Mr. Danahy will be entitled to continued vesting of his outstanding Company stock options and restricted stock units on the same basis and at the same time as such awards would have vested if Mr. Danahy had remained employed with the Company throughout the Severance Period. Vested stock options as of the Termination Date and those that continue to vest during the Severance Period may be exercisable until the earlier of one year following the Termination Date or the expiration date of the applicable option agreement.
In addition, Mr. Danahy will (i) be eligible for an annual cash bonus based on actual Company performance for 2010 under our 2010 Management Incentive Plan, which bonus will be payable at the time such bonuses are payable to active employees, but no later than March 15, 2011, (ii) be eligible for reimbursement for COBRA health care continuation premiums during the Severance Period, (iii) have the title to the Company-owned car we were providing him at the time of his termination transferred to him, and (iv) be eligible for outplacement services for thirteen months following the Termination Date and financial planning services (not to exceed $5,000) for six months following the Termination Date provided by providers selected and paid for by us.
These severance benefits are being paid or provided in exchange for Mr. Danahy executing a release of claims against the Company. Mr. Danahy will continue to receive these benefits only if he complies with certain restrictive covenants, including a covenant not to compete with the Company during the Severance Period, covenants not to solicit the Company’s customers, clients, or employees during the Severance Period, a covenant protecting the Company’s confidential information and a covenant not to disparage or defame the Company (which covenant is reciprocated by the Company by a covenant to direct its officers not to disparage or defame Mr. Danahy). If Mr. Danahy fails to comply with these restrictive covenants, the Company is entitled to suspend making further payments or benefits under the Agreement, and if there is a finding pursuant to arbitration that Mr. Danahy has in fact breached these restrictive covenants, no further payments or benefits under the Agreement will be due to him and he will be obligated to repay to the Company the amounts paid to him in cash under the Agreement and the cash or stock he receives upon payment or exercise of equity awards that would have terminated or not become vested without the operation of the provisions of the Agreement providing for continued vesting during the Severance Period. Mr. Danahy has the unilateral right to terminate and revoke the Agreement within seven days of the signing date upon notice to the Company, which termination would render the Agreement unenforceable, null and void.
The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the full text of the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit 10.1	Separation Agreement between PHH Corporation and Mark R. Danahy, dated as of August 4, 2010.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH CORPORATION
By:	/s/ William F. Brown
	Name:	William F. Brown
	Title:	Senior Vice President, General Counsel and Secretary

Dated: August 4, 2010